Exhibit 10.7
Form of Nonqualified Stock Option Agreement
THIRD AMENDED AND RESTATED REVLON, INC. STOCK PLAN
     STOCK OPTION AGREEMENT, dated as of _________ (the “Agreement”), between Revlon, Inc., a Delaware corporation, or its Affiliate executing this Agreement (“Revlon” and, together with its Affiliates, the “Company”), and the individual whose name appears on the signature page hereof (the “Optionee”).
     Revlon’s Compensation and Stock Plan Committee (the “Committee”) has determined that the objectives of the Third Amended and Restated Revlon, Inc. Stock Plan, as amended (the “Plan”), will be furthered by granting to the Optionee an option pursuant to the Plan.
     In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee agree as follows:
     SECTION 1. Grant of Option. Subject to Section 11 of this Agreement, the Company hereby grants to the Optionee a “nonqualified” stock option to purchase the number of shares of Common Stock (as defined in the Plan) set forth on Schedule 1 hereto at a purchase price per share set forth on Schedule 1 hereto.
     SECTION 2. Exercisability.
     (a) For so long as the option shall not be cancelled or otherwise remains exercisable pursuant to the terms of the Plan and this Agreement, the option shall be exercisable as set forth on Schedule 1 hereto and in accordance with this Section 2. The option shall not be exercisable prior to _________, and shall become cumulatively exercisable on the dates and at the percentages of shares of Common Stock subject thereto, rounded down to the next lower full share, as set forth on Schedule 1 hereto, becoming 100% exercisable on _________, and, except to the extent otherwise provided herein or in the Plan, shall remain 100% exercisable until the day prior to the seventh anniversary of the date of grant and shall terminate and cease to be exercisable on the seventh anniversary of the date of grant. Notwithstanding the foregoing, the option shall be fully exercisable upon a “Change of Control,” as defined in Schedule 2 hereto.
     SECTION 3. Method of Option Exercise; Involuntary Option Cash-Out; Replacement Option.
     (a) The option or any part thereof may be exercised only by giving to the Company and to Smith Barney Stock Plan Services, a division of Citigroup Global Markets Inc. (“SSB”) in its capacity as external Plan administrator, or such other external Plan administrator as the Company may designate from time to time, written notice of exercise by such means as the Company may determine from time to time. Full payment of the purchase price shall be made on or before the option exercise date by any combination of the following: (i) by certified or official bank check or, in the Committee’s discretion, by personal check (subject to collection) payable to the Company; (ii) by the assignment of proceeds from the sale of Common Stock in the manner provided in the Plan; or (iii) by delivery of shares of Common Stock already owned by the Optionee for at least six months prior to the option exercise date, subject to the terms and conditions set forth in the Plan.
     (b) The Optionee shall have no right to receive shares of Common Stock with respect to an option exercise prior to the option exercise date. For purposes of this Agreement, unless the Committee otherwise determines, the option exercise date shall be the later of: (i) the sixth business day immediately following the date written notice of exercise is received by the Company and SSB in its capacity as external Plan administrator, or such other Plan administrator as the Company may designate from time to time, if any; and (ii) the date payment with respect to such option exercise is received.

     (c) At any time prior to the issuance of shares of Common Stock with respect to the option exercise, the Committee, in its sole discretion, shall have the right, by written notice to the Optionee, to cancel such option or any part thereof if the Committee, in its sole judgment, determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Stock from the public markets, the Company’s issuance of Common Stock to the Optionee, the Optionee’s acquisition of Common Stock from the Company and/or the Optionee’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee so determines to cancel the option or any part thereof subject to the written notice of exercise, the Company shall pay to the Optionee an amount equal to the excess of (i) the aggregate fair market value of the shares of Common Stock subject to the option or part thereof canceled (determined as of the option exercise date), over (ii) the aggregate option exercise price of the option or part thereof canceled. Such amount shall be delivered to the Optionee as soon as practicable after such option or part thereof is canceled.
     SECTION 4. Termination of Employment.
     (a) Except to the extent otherwise provided in accordance with this Section 4, the portions of this option that are exercisable as of the date of the Optionee’s termination of employment with the Company and its affiliates may continue to be exercised for a period of ninety days from and including the date of termination of employment, but no additional portions of this option shall become exercisable following the date of such termination of employment and such unexercisable portions shall be canceled on the date of such termination of employment.
     (b) If the Optionee resigns employment otherwise than for “good reason,” “cause” or any like term as defined under any employment agreement between the Company and the Optionee (which terms specify the Optionee’s right to terminate the term of such employment agreement), or the Company terminates the Optionee’s employment for “good reason” as defined in the Revlon Executive Severance Policy as in effect from time to time, a copy of which is available from the Company’s Chief Legal Officer (or for “cause” or any like term in any applicable employment agreement), then this option shall cease to be exercisable and shall automatically be canceled on the date of such termination of employment.
     (c) If the Optionee voluntarily retires with Company consent or the Optionee’s employment is terminated due to permanent disability (in each case as determined by the Committee), the portions of this option that are exercisable as of the date of the Optionee’s voluntary retirement or termination of employment with the Company may continue to be exercised for a period of one year from and including such date of voluntary retirement or termination of employment, but no additional portions of this option shall become exercisable following such date of such voluntary retirement or termination of employment and such unexercisable portions shall be canceled on the date of such voluntary retirement or termination of employment. Notwithstanding the foregoing, the Committee may in its sole discretion provide for a longer or shorter period for exercise of this option or may permit the Optionee to continue vesting under this option if the Optionee’s employment terminates solely because the Optionee’s employer ceases to be an Affiliate of the Company or because the Optionee transfers employment with the Company’s consent to a purchaser of a business disposed of by the Company.
     (d) If the Optionee’s employment terminates by reason of death, or if the Optionee’s employment terminates under circumstances providing for continued exercisability under subsection (a) or (c) and the Optionee dies within the period described in subsection (a) or (c), the portions of this option that are exercisable as of the date of the Optionee’s death may continue to be exercised by the person to whom this option has passed, under the Optionee’s will (or if applicable, pursuant to the laws of descent and distribution), for a period of one year from and including the date of death, but no additional portions of this option shall become exercisable either following the date of such death as respects an Optionee whose employment or services terminates by reason of death, or the date provided in subsection (a) or (c) as respects an Optionee whose death occurs during the period of continued exercisability provided in subsection (a) or (c), and such unexercisable portions shall be canceled either on the date of such death as respects an Optionee whose employment or services terminates by reason of death, or the date provided in subsection (a) or (c) as respects an Optionee whose death occurs during the period of continued exercisability provided in subsection (a) or (c).
     (e) Nothing in the Plan or this Agreement shall confer upon the Optionee or any other person the right to continue in the employment of the Company or any of its Affiliates or affect any right which the Company or any of its Affiliates may have to terminate the employment of the Optionee or any other person.
     (f) If the Optionee ceases employment with the Company and accepts employment with a competitor in violation of the Company’s Employee Agreement as to Confidentiality and Non-Competition, as in effect from time to time (a copy of which is available upon request from the Company’s Chief Legal Officer), or any other non-competition agreement or covenant executed by the Optionee, then profits realized from exercise of any portion of the option during the 12-month period prior to the date of termination shall be repaid by the Optionee to the Company, in cash, within ten (10) days of such acceptance of employment and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Optionee.
     SECTION 5. Withholding Tax Requirements. The Optionee shall be responsible for paying to the Company promptly upon request, and in any event at the time the Optionee recognizes taxable income in respect of this option (which would include the date when any portion of the option is exercised hereunder), an amount equal to the taxes, if any, the Company determines it is required to withhold under applicable tax laws with respect to this option, in the manner of payment prescribed by the Company. Notwithstanding the foregoing, unless and until the Company, in its discretion, allows or prescribes an alternate method of tax withholding upon notice to the Optionee prior to any issuance of shares of Common Stock upon exercise of this option, the Company shall satisfy its applicable tax withholding obligations associated with this option by withholding from delivery upon the exercise of this option shares of Common Stock having a fair market value (determined as of the date as to which the amount of tax to be withheld is determined) equal to the amount of taxes which the Company determines it is required to withhold under applicable tax laws. The Optionee further agrees and acknowledges that all other taxes, duties and fees related to the option must be paid directly by the Optionee to the appropriate authorities, and that the Company may offset against any future compensation, earnings, bonus, expense reimbursements or incentive compensation of any kind amounts necessary to cover any tax withholding obligations of the Company associated with the option which have not been accounted for in a manner satisfactory to the Company.
     SECTION 6. Plan Provisions to Prevail. This Agreement shall be subject to all of the terms and provisions of the Plan, which are incorporated herein and made a part hereof, including, without limitation, the provisions of Section 2.9(c) of the Plan (generally prohibiting the sale of shares not owned or immediately issuable and failure to duly deliver shares in settlement), Section 3.2 of the Plan (generally relating to consents required by securities and other laws), Section 3.5 of the Plan (relating to changes in capitalization) and Section 3.11 of the Plan (generally relating to the effects of certain reorganizations and other extraordinary transactions). Any term defined in the Plan shall have the same meaning in this Agreement. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
     SECTION 7. Optionee’s Acknowledgment. By entering into this Agreement, the Optionee agrees and acknowledges that (a) he or she has received, read and understood a copy of the Plan, including Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards), and this Agreement and accepts this option upon all of the terms thereof, and (b) that no member of the Committee shall be liable for any Plan Action (as defined in the Plan), including without limitation any action or determination made in good faith with respect to the Plan or any Award thereunder or under this Agreement. The Optionee has reviewed with his or her own advisors the tax and other consequences of the transactions contemplated by this Agreement. The Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement.

     SECTION 8. Nontransferability. No right granted to the Optionee under the Plan or this Agreement shall be assignable or transferable by the Optionee (voluntarily or by operation of law), other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, all rights granted to the Optionee under the Plan or under this Agreement shall be exercisable only by the Optionee.
     SECTION 9. No Rights as a Stockholder. No Optionee or other person exercising an option shall have any of the rights of a stockholder of the Company with respect to shares subject to an option until the issuance of a stock certificate to such person for such shares (or the book-entry recording of such issuance by the Company, if uncertificated, as the case may be).
     SECTION 10. Legend on Certificates. The certificates representing the shares issued by exercise of the option may be stamped or otherwise imprinted with a legend in such form as the Company may require with respect to any applicable restrictions on the sale or transfer of shares.
     SECTION 11. Conditions.
     (a) Notwithstanding anything contained in this Agreement to the contrary, the grant of the option pursuant to Section 1 hereof is conditioned upon and subject to the Optionee’s execution and delivery to the Company of an executed copy of this Agreement.
     (b) By entering into this Agreement and as a condition for receiving the grant of the option pursuant to Section 1 hereof, the Optionee agrees to fully comply in all respects with the terms of the Company’s Employee Agreement as to Confidentiality and Non-Competition (a copy of which is available upon request from the Company’s Chief Legal Officer), whether or not the Optionee is a signatory thereof, with the same effect as if the same were set forth herein in full. A copy of the Employee Agreement as to Confidentiality and Non-Competition is attached hereto and made a part hereof.
     SECTION 12. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Treasurer of Revlon, with a copy to the Company’s Chief Legal Officer, each at 237 Park Avenue, New York, NY 10017, or at such other address as the Company may hereafter designate to the Optionee by notice as provided herein, or at such other successor principal office location address most recently identified in the Company’s public Securities and Exchange Commission filings or press releases, whichever is later communicated. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the address set forth below, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when received by personal delivery or by registered or certified mail to the party entitled to receive the same.
     SECTION 13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 3.3 of the Plan and Section 8 of this Agreement, the heirs and personal representatives of the Optionee.
     SECTION 14. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.
     SECTION 15. Modifications to Agreement; Waivers. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and the Optionee. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
     SECTION 16. Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the option granted under this Agreement. Neither the Optionee nor any other person shall have any claim against the Company as a result of any such action.

     SECTION 17. Committee Authority. The Committee shall have full authority to interpret, construe and administer the terms of this Agreement in its sole discretion. The determination of the Committee as to any such matter of interpretation, construction or administration shall be final, binding and conclusive on all parties.
     SECTION 18. No Violation of Securities Laws; Securities Trading Policy.
     (a) The Company shall not be obligated to make any payment or permit any sale of stock subject to an option hereunder if such payment, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Common Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.
     (b) It is understood and agreed that under the Company’s Confidentiality of Information and Securities Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company’s Chief Legal Officer (the “Trading Policy”), employees and Directors of the Company, including grantees of options, may be restricted from selling shares of Common Stock during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances). Accordingly, the grantee’s ability to “sell shares” to pay the exercise price of such option may be restricted.
     SECTION 19. Severability. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the sole discretion of the Committee, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.
     SECTION 20. Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.
     SECTION 21. Fractional Shares. Unless and until the Committee in its sole discretion determines otherwise, no fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement, and unless and until the Committee in its sole discretion determines that cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, any rights to any fractional share shall be canceled, terminated, or otherwise eliminated without payment of any consideration.
     SECTION 22. Entire Agreement. This Agreement and the Plan contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations, written or oral, in respect thereto. Neither the Company nor the Committee nor the Optionee have made any promises, agreements, conditions or understandings, either orally or in writing, concerning the option grant that are not included in this Agreement or the Plan.
     SECTION 23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REVLON, INC.
By:
Name:
Title:

(Signature of Optionee)

(Printed Name)

(Address)

Notice of Grant of Stock Options	Revlon, Inc. ID: 13-3662955 237 Park Avenue New York, NY 10017
Employee name:
ID:
You have been granted options to buy shares of Revlon, Inc. Class A Common Stock as follows:
Non-Qualified Stock Option Grant No.
Number of Stock Options Granted
Date of Grant
Option Price per Share
Total Number of Stock Options Granted
Total Price of Shares Granted
     The vesting schedule of this option grant is as follows:

Vesting Date	% Vesting

25%
25%
25%
25%
On each vesting date, the exact number of option shares vesting shall be subject to rounding to the nearest whole share, as determined by the Company.
These options are granted under and governed by the terms and conditions of the Third Amended and Restated Revlon, Inc. Stock Plan, as amended, and the Nonqualified Stock Option Agreement of which this notice forms a part.
It is understood and agreed that under the Company’s Confidentiality of Information and Securities Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company’s Chief Legal Officer (the “Trading Policy”), employees and Directors of the Company, including grantees of options, may be restricted from selling shares of Common Stock during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, this period may change from time to time, and the Company may impose other restricted trading periods due to special circumstances). Accordingly, the grantee’s ability to “sell shares” to pay the exercise price of such option may be restricted.
The expiration date of this option grant is _________.
*** SCHEDULE 1 TO NON-QUALIFIED STOCK OPTION AGREEMENT ***

For Revlon, Inc.	Date

Optionee	Date

SCHEDULE 2 TO NON-QUALIFIED STOCK OPTION AGREEMENT
Change of Control
A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i) any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);
(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;
(iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity’s Voting Stock, and the Permitted Holders “beneficially own” (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or
(iv) a “Change of Control” shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or Subordinated Obligations are outstanding.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Company” means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.
“8 5/8% Senior Subordinated Notes Due 2008” means Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Permitted Holders” means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Preferred Stock,” as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.
“Subordinated Obligations” has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation’s 9 1/2% Senior Notes due 2011.
“Voting Stock” means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.

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